Exhibit 2.1

JOINT VENTURE INTEREST PURCHASE AGREEMENT

dated as of November 28, 2004,

between

RAAM LIMITED PARTNERSHIP,
as Seller,

EAGLE ICC LLC,
as Buyer

and

TEXAS CEMENT COMPANY

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

Page

EXHIBITS:

Exhibit A	Form of Assignment, Assumption and Admission Agreement
Exhibit B	Form of Release
Exhibit C	Form of Escrow Agreement

iii

JOINT VENTURE INTEREST PURCHASE AGREEMENT

     This JOINT VENTURE INTEREST PURCHASE AGREEMENT, dated as of November 28, 2004 (this “Agreement”), is entered into by and between RAAM LIMITED PARTNERSHIP, an Illinois limited partnership (“Seller”), EAGLE ICC LLC, a Delaware limited liability company (“Buyer”), and, solely for the purposes specified on the signature page hereof, TEXAS CEMENT COMPANY, a Nevada corporation (“TCC”), as successor to Illinois Cement Company, Inc., a Nevada corporation:

W I T N E S S E T H:

     WHEREAS, Illinois Cement Company Joint Venture (the “Joint Venture”) is a joint venture formed under and evidenced by that certain Joint Venture Agreement, dated as of April 1, 1972 (as amended, the “Joint Venture Agreement”), between Seller, as successor to RAAM Joint Venture, an Illinois joint venture, and TCC;

     WHEREAS, the Joint Venture was formed for the purposes of (i) acquiring and owning certain real property situated in La Salle and Cook Counties, Illinois, (ii) constructing on such property a dry process cement plant, together with related facilities and improvements and (iii) operating the same;

     WHEREAS, TCC and Seller each owns a 50% joint venture interest in the Joint Venture;

     WHEREAS, Seller desires to sell, assign and transfer to Buyer its 50% joint venture interest in the Joint Venture, together with all of its right, title and interest in, to, and under the Joint Venture Agreement and in respect of any properties or assets used in connection with the conduct of the business of the Joint Venture and owned, leased or licensed by the Joint Venture, including all of its right, title and interest in, to and under the trust created by that certain Trust Agreement dated June 18, 1973, as amended, and known as Trust Number 62343 (collectively, the “JV Interest”), to Buyer, and Buyer desires to purchase the JV Interest from Seller and assume all of Seller’s obligations arising under the Joint Venture Agreement from and after the Closing Date (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

     SECTION 1.1. Definitions. As used in this Agreement, the terms set forth below shall have the following respective meanings:

     “Adverse Claim” means, with respect to any security or other financial instrument, an “adverse claim” as defined in Section 8-102(a)(1) of the Uniform Commercial Code as in effect in the State of Texas.

     “Affiliate” means, with respect to any Person, (a) any Subsidiary of such Person or (b) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     “Business Day” shall mean a day other than a Saturday, Sunday or legal holiday for commercial banking institutions in the State of Texas.

     “Buyer Parties” shall mean Buyer, its Affiliates (including without limitation the Joint Venture and TCC), and their respective owners, stockholders, partners, members, directors, officers, employees, agents and representatives.

     “Claim” means any demand, claim or action of a type that may be asserted or may arise in a Legal Proceeding.

     “Code” means the Internal Revenue Code of 1986, 26 U.S.C. Section 1 et seq., as amended.

     “Contract” means any contract, agreement, indenture, note, bond, loan, lease, conditional sale contract, mortgage or insurance policy.

     “Court” means any court established and functioning under the Laws of any nation or state, or any political subdivision thereof, including the United States of America and any state of the United States of America.

     “Department of Justice” shall mean the United States Department of Justice.

     “Environmental Laws” means any Laws relating to health, safety or protection of the environment (including, without limitation, any natural resource damages, any generation, use, storage, treatment, disposal, release or threatened release of hazardous substances into the indoor or outdoor environment), including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances

Control Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and the Occupational Safety and Health Act.

     “Equity Securities” means (a) the shares of capital stock of a corporation, whether designated as common stock, preferred stock or otherwise, (b) any equity interest, membership unit, participation or equivalent thereof in a limited liability company, (c) any equity interest, unit, participation or equivalent thereof in a partnership, whether a general partnership or a limited partnership, or (d) the equity interests of any joint venture or other entity not referred to in paragraphs (a) through (c) above.

     “Escrow Amount” means $14,400,000.

     “Escrow Agent” means JPMorgan Chase Bank, or such other escrow agent as shall be agreed upon by the parties in writing.

     “Federal Trade Commission” shall mean the United States Federal Trade Commission.

     “Final Cash Distribution” means a distribution by the Joint Venture to Seller and TCC (in proportion to their respective 50% percentage interests) of all cash (which shall include the proceeds of cash equivalents (including certificates of deposit), marketable securities and the like) held by the Joint Venture (net of any outstanding or uncleared checks and including any deposits made but not yet credited to the Joint Venture’s account), as of the close of business on the day before the Closing Date, which distribution shall be made immediately prior to the Closing.

     “Governmental Authority” means any government of, or any authority, agency, regulatory body, commission, official, or other instrumentality of any government of, the United States or any foreign country, or any domestic or foreign state, province, county, city, local, or other political subdivision thereof.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     “Law” means any applicable law, statute, ordinance, rule, code or regulation of any Governmental Authority.

     “Legal Proceeding” means any judicial, administrative or arbitral action, suit or proceeding (public or private) by or before any Court or Governmental Authority or arbitration tribunal.

     “Lien” means any lien, pledge, mortgage, deed of trust, security interest, attachment, levy or other encumbrance.

     “Order” means any order, judgment, injunction, ruling or decree of any Court or Governmental Authority.

     “Permit” means any permit, license, registration, or authorization issued by a Governmental Authority.

     “Person” means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization or other entity, other than a Governmental Authority or Court.

     “RJV” means RJV, Inc., a Delaware corporation and the general partner of Seller.

     “Securities Act” means the Securities Act of 1933, 15 U.S.C. Section 77a et seq., as amended.

     “Seller’s Knowledge” means the actual knowledge, of each of the officers and management-level employees of Seller and RJV who is involved in monitoring the investment of Seller in the Joint Venture or in the management or operations of the Joint Venture.

     “Seller Parties” shall mean Seller, its Affiliates, and their respective owners, stockholders, partners, members, directors, officers, employees, agents and representatives.

     “Subsidiary” means, with respect to any Person, (a) any corporation of which a majority of the outstanding Equity Securities of the class or classes having ordinary voting power to elect a majority of the board of directors are owned, directly or indirectly, by such Person or (b) any partnership, limited liability company or other entity (other than a corporation) of which Equity Securities that are entitled to receive more than 50% of the distributions made by such entity to all holders of such Equity Securities are owned, directly or indirectly, by such Person.

     “Tax” or “Taxes” means any taxes, assessments, and similar governmental charges imposed by any Governmental Authority, including all income, profits, franchise, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, sales and use, social security, disability, occupation, property, severance and excise taxes, including any interest, penalty or addition thereto.

     “Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes, including any information return, claim or refund, amended return and declaration of estimated Tax.

     SECTION 1.2. Additional Definitions. Each of the terms set forth below has the meaning set forth in the provision set forth opposite such term in the following table:

Term	Provision

AAA	Section 10.10(b)
Agreement	Preamble
Books and Records	Section 6.7
Buyer	Preamble
Closing	Section 3.1
Closing Date	Section 3.1
Closing Payment Amount	Section 2.2
Joint Venture	Recitals
Confidential Information	Section 6.6
Escrow Agreement	Section 3.4
Expenses	Section 9.2(a)
Indemnified Party	Section 9.3
Indemnifying Party	Section 9.3
Losses	Section 9.2(a)
Proceedings	Section 9.2(a)
Purchase Price	Section 2.2
Representatives	Section 6.6
Seller	Preamble
Third-Party Claims	Section 9.3

ARTICLE II
SALE AND PURCHASE

     SECTION 2.1. Sale and Purchase. On the terms and subject to the conditions contained in this Agreement, Seller agrees to sell, assign and transfer to Buyer, and Buyer agrees to purchase from Seller, the JV Interest on the Closing Date.

     SECTION 2.2. Consideration. The aggregate consideration for the JV Interest shall consist of:

     (a) a cash payment to be made at the Closing by Buyer to Seller in the amount equal to Seventy-Two Million Dollars ($72,000,000) (the “Purchase Price”) minus the Escrow Amount (the “Closing Payment Amount”) by wire transfer;

     (b) the deposit, by Buyer, of cash equal to the Escrow Amount with the Escrow Agent at the Closing, to the extent such amount is disbursed to the Seller in accordance with the Escrow Agreement;

     (c) the assumption by Buyer of the obligations of Seller arising under the Joint Venture Agreement from and after the Closing Date; and

     (d) the payment, if any, to Seller pursuant to Section 6.12 hereof.

     SECTION 2.3. Transfer Taxes. Buyer and Seller shall each bear one-half of the cost of any documentary, stamp, sales and excise or other similar Taxes (other than income taxes) payable in respect of the transfer of the JV Interest.

ARTICLE III
THE CLOSING

     SECTION 3.1. Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Buyer, 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219 at 9:00 a.m., Dallas, Texas time on January 11, 2005, or, if later, the fifth Business Day after the satisfaction of the conditions to the obligations of the Parties set forth in Articles VII and VIII (such date, the “Closing Date”).

     SECTION 3.2. Deliveries by Seller to Buyer. At the Closing, in addition to the documents required by Article VII, Seller shall deliver, or shall cause to be delivered, to Buyer the following:

          (a) the Assignment, Assumption and Admission Agreement, substantially in the form of Exhibit A, duly executed by Seller and TCC;

          (b) certificates as of a recent date from the Secretary of State of the State of Illinois with respect to the existence and good standing of Seller;

          (c) certificates as of a recent date from the Secretary of State of the State of Delaware with respect to the existence and good standing of RJV;

          (d) certified copies of the certificate of limited partnership of Seller certified as of a recent date;

          (e) a certificate of the Secretary of RJV, as general partner of Seller, dated as of the Closing Date, attesting to (i) the certificate of limited partnership and partnership agreement of Seller; (ii) the resolutions of the Board of Directors of RJV, as the general partner of Seller, authorizing the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the date hereof; and (iii) the incumbency and signature of each officer of RJV who has executed this Agreement or any other document or instrument delivered in connection herewith;

          (f) a release, substantially in the form attached hereto as Exhibit B, duly executed by Seller, pursuant to which Seller shall release certain Claims against the Joint Venture, TCC and the Buyer Parties;

          (g) copies of all consents, waivers or other authorizations, if any, required to be obtained by Seller in order to consummate the transactions contemplated by this Agreement; and

          (h) the Escrow Agreement, substantially in the form attached hereto as Exhibit C, duly executed by Seller.

     SECTION 3.3. Deliveries by Buyer to Seller. At the Closing, in addition to the documents required by Article VIII, Buyer shall deliver, or shall cause to be delivered, to Seller the following:

          (a) a wire transfer of immediately available funds (to an account specified by Seller in writing to Buyer at least 48 hours prior to the Closing) in an amount equal to the Closing Payment Amount;

          (b) the Assignment, Assumption and Admission Agreement, substantially in the form of Exhibit A, duly executed by Buyer and TCC;

          (c) a certificate of the Secretary or an Assistant Secretary of Buyer, dated as of the Closing Date, attesting to (i) the certificate of formation of Buyer; (ii) the resolutions of the Board of Managers authorizing the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the date hereof and (iii) the incumbency and signature of each officer of Buyer who has executed this Agreement or any other document or instrument delivered in connection herewith;

          (d) a release, substantially in the form attached hereto as Exhibit B, duly executed by TCC and the Joint Venture, pursuant to which TCC and the Joint Venture shall release certain Claims against the Seller Parties;

          (e) copies of all consents, waivers or other authorizations, if any, required to be obtained by Buyer in order to consummate the transactions contemplated by this Agreement; and

          (f) the Escrow Agreement, substantially in the form attached hereto as Exhibit C, duly executed by Buyer.

     SECTION 3.4. Escrow. In order to partially secure and support Seller’s post-Closing obligations under this Agreement (including its obligation to indemnify the Buyer Parties for certain Losses and Expenses under Section 9.2(a)), at the Closing, Buyer shall deposit the Escrow Amount in an account (the “Escrow Account”) to be established by Buyer and Seller with the Escrow Agent pursuant to the terms of an escrow agreement substantially in the form of Exhibit C (the “Escrow Agreement”). The Escrow Account shall be administered in accordance with the terms and provisions of the Escrow Agreement for a term that shall expire (subject to the terms and provisions thereof) at the close of business on the fifth anniversary of the Closing Date.

     SECTION 3.5. Proceedings at Closing. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF SELLER

     Seller hereby represents and warrants to Buyer as follows:

     SECTION 4.1. Organization; Power and Authority. Seller is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Illinois. Seller has all requisite partnership power and authority to execute, deliver and perform this Agreement. The officers of RJV executing this Agreement and all of the documents to be executed by Seller hereunder have all required authority to duly execute this Agreement and such other documents for RJV in its capacity as general partner of Seller.

     SECTION 4.2. Authorizations; Execution and Validity. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated to be performed by it hereby have been duly and validly authorized by all necessary action on the part of or with respect to Seller, including all necessary action (if any) on the part of the partners of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect affecting creditors’ rights generally or general principles of equity.

     SECTION 4.3. No Conflict; Consents. Subject to the expiration or termination of the applicable waiting period under the HSR Act, none of the execution and delivery by Seller of this Agreement, the performance by Seller of its obligations under this Agreement or the consummation by Seller of the transactions contemplated to be performed by it hereby will (i) violate any Law, (ii) violate the certificate or agreement of limited partnership or other organizational documents of Seller, (iii) violate any Order to which Seller is a party or by which it is bound, (iv) with or without the giving of notice or the lapse of time or both, violate, breach, result in a default under or require any consent of any other Person under the terms of any Contract to which Seller it is a party or by which it is bound or (v) require any approval or consent from or filing with any Governmental Authority or any consent from any other Person.

     SECTION 4.4. Title to JV Interest. Seller holds of record (as shown on the books and records of the Joint Venture) and beneficially owns a 50% interest in the Joint Venture, and such interest constitutes the entire equity or other ownership interest of Seller or its Affiliates in the Joint Venture. Seller owns the JV Interest free and clear of all Liens, other than the restrictions applicable to such JV Interest under the Joint Venture Agreement or under the Securities Act. The transfer and delivery by Seller to Buyer at the Closing of the JV Interest in accordance with the terms of this Agreement will vest Buyer on the Closing Date with good title to all of the JV Interest, free and clear of all Liens and other Adverse Claims, other than (i) the restrictions applicable to such JV Interest under the Joint

Venture Agreement or under the Securities Act or (ii) any Liens or other Adverse Claims imposed by or arising as a result of any action on the part of Buyer.

     SECTION 4.5. Litigation; Orders. There are no Legal Proceedings pending or, to Seller’s Knowledge, threatened against Seller that question the validity of this Agreement or any action taken or to be taken by Seller in connection with, or which seek to enjoin, prevent, restrict or hinder the sale of the JV Interest hereunder or to obtain monetary damages in respect of, this Agreement or the consummation by Seller of the transactions contemplated hereby.

     SECTION 4.6. Fees. Seller has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby for which Buyer, the Joint Venture or any of their Affiliates shall have any liability or responsibility.

     SECTION 4.7. Material Events. Seller has not become aware of any events which have occurred since October 15, 2004 concerning the Joint Venture’s assets or properties which are, when considered in the aggregate with all other events having a positive effect on the value of the Joint Venture that have occurred during such period, likely to have a material adverse effect on the value of the Joint Venture. For purposes of this Section 4.7: (i) the “events concerning the Joint Venture’s assets or properties” shall refer only to events, facts, or conditions directly concerning the Joint Venture’s assets or properties and shall not refer to: (A) any aspect of the market for cement (local, regional or national), including changes in the prices for cement, or any conditions in the cement industry or general economic conditions (local, regional or national); or (B) any event, condition or circumstance which Buyer or TCC became aware of prior to the signing of this Agreement; and (ii) “material adverse effect on the value of the Joint Venture” shall mean a net decrease in the value of the Joint Venture (when considered together with all other positive effects on the value of the Joint Venture) of at least 20% (based on an agreed value of the Joint Venture of $144 million). Seller has not received any inquiry from a third party relating to any offer, or any offer from a third party to purchase the Joint Venture or its JV Interest.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF BUYER

     TCC (solely with respect to Section 5.8) and Buyer hereby represent and warrant to Seller as follows:

     SECTION 5.1. Organization; Power and Authority. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite limited liability company power and authority to execute, deliver and perform this Agreement. The officers of Buyer executing this Agreement and all of the documents to be executed by Buyer hereunder have all required authority necessary to duly execute this Agreement and such other documents in the capacities indicated.

     SECTION 5.2. Authorizations; Execution and Validity. The execution and delivery of this Agreement by Buyer, the performance by it of its obligations under this Agreement and the consummation by it of the transactions contemplated to be performed by it hereby have been duly authorized by all necessary limited liability company action on the part of or with respect to Buyer. This Agreement has been duly executed and delivered by Buyer, constitutes a valid and binding obligation of Buyer and is enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors’ rights generally or general principles of equity.

     SECTION 5.3. No Conflicts; Consents. Subject to the expiration or termination of the waiting period under the HSR Act, and except as could not reasonably be expected to affect, materially and adversely, the ability of Buyer to perform its obligations under and consummate the transactions contemplated to be performed by it by this Agreement, none of the execution and delivery by Buyer of this Agreement, the performance by it of its obligations under this Agreement or the consummation by it of the transactions contemplated to be performed by it hereby will (a) violate any Law, (b) violate its certificate of formation, limited liability company agreement or other organizational documents, (c) violate any Order to which it is a party or by which it is bound, (d) require any consent from or filing with any Governmental Authority or any consent from any other Person or (e) with or without the giving of notice or the lapse of time or both, violate, breach, result in a default under or require any consent of any other Person under the terms of any material Contract to which Buyer is a party or by which it is bound.

     SECTION 5.4. Litigation. There are no Legal Proceedings pending or, to knowledge of Buyer, threatened against Buyer that question the validity of this Agreement or any action taken or to be taken by it in connection with, or that seek to enjoin, prevent, restrict or hinder the purchase of the JV Interest hereunder or to obtain monetary damages in respect of, this Agreement or the consummation by it of the transactions contemplated hereby.

     SECTION 5.5. Investment Intent; Sophisticated Buyer. Buyer is acquiring the JV Interest for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof. Buyer understands that the JV Interest has not been registered under the Securities Act or the applicable securities or blue sky laws of any state. Buyer is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

     SECTION 5.6. Financing. At the Closing, Buyer will have sufficient funds to pay the Purchase Price and to consummate the transactions contemplated by this Agreement.

     SECTION 5.7. Fees. Buyer has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

     SECTION 5.8. Material Events. Neither Buyer nor TCC has become aware of any events which have occurred since October 15, 2004 concerning the Joint Venture’s assets or properties which are, when considered in the aggregate with all other events having a negative effect on the value of the Joint Venture that have occurred during such period, likely to have a material positive effect on the value of the Joint Venture. For purposes of this Section 5.8: (i) the “events concerning the Joint Venture’s assets or properties” shall refer only to events, facts, or conditions directly concerning the Joint Venture’s assets or properties and shall not refer to: (A) any aspect of the market for cement (local, regional or national), including changes in the commodity prices for cement, or any conditions in the cement industry or general economic conditions (local, regional or national); or (B) any event, condition or circumstance which Seller became aware of prior to the signing of this Agreement; and (ii) “material positive effect on the value of the Joint Venture” shall mean a net increase in the value of the Joint Venture (when considered together with all other negative effects on the value of the Joint Venture) of at least 20% (based on an agreed value of the Joint Venture of $144 million). Neither Buyer nor TCC has received any inquiry from a third party relating to any offer, or any offer from a third party to purchase the Joint Venture or its JV Interest.

ARTICLE VI
COVENANTS

     SECTION 6.1. Conduct of Business. From the date hereof until the Closing Date, except as otherwise contemplated hereby, the parties shall use their reasonable best efforts to cause the Joint Venture to (i) be operated only in the usual, regular and ordinary manner, consistent with past practice, including the making of appropriate monthly distributions, and (ii) continue to follow its working capital policies (including with respect to inventories) in accordance with past practice, and (iii) without limiting the generality of the foregoing, not take any action outside the ordinary course of business that is intended to result in (x) a delay in the collection of accounts receivable or current assets or (y) an acceleration in the payment of accounts payable, prepaid expenses, other current liabilities or capital expenditures, and (iv) make no capital expenditures other than those previously committed consistent with the annual budget for the Joint Venture or required to be made for the continued operation of the business of the Joint Venture.

     SECTION 6.2. HSR Act. Each of Seller and Buyer will take such actions as are required to cause the “ultimate parent entity” of each of them to (i) file any notification and report form and related material required under the HSR Act in connection with the transactions contemplated by this Agreement as soon as reasonably practicable and (ii) provide promptly to the Department of Justice or Federal Trade Commission such information and documents as are requested by them in connection with their review of the transactions contemplated by this Agreement or as are otherwise necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement; provided, however, that nothing contained in this Agreement will require Seller, Buyer, the Joint Venture or any of their Affiliates to enter into any agreement, consent decree or other commitment requiring any of them to (a) divest or hold separate any material assets, (b) litigate, pursue or defend any contested proceeding challenging the transactions contemplated hereby as violations of any antitrust laws or (c) take any other action that would, individually or in the aggregate, materially adversely affect the Joint Venture or such party or Affiliate. Buyer shall bear and be responsible for paying the required filing fee in connection with the filing of any notice and report form under the HSR Act, but each party will otherwise bear and be responsible for any and all other fees, costs and expenses incurred by it in connection with its compliance with this Section 6.2.

     SECTION 6.3. Consents and Permits; Cooperation. To the extent that the transactions contemplated by this Agreement require that any consent, waiver or other authorization under any Contract be obtained, any notifications, forms, letters or other documents be filed with, or other action taken before, any Governmental Authority, or any Permits under Environmental Laws or any other Law be transferred, reissued or confirmed, the parties will or will use their reasonable best efforts to, and to cause the Joint Venture to, (i) obtain any consent, waiver or other authorization required under any Contract, (ii) file any notifications, forms, letters or other documents with any Governmental Authority, or take any other action before any Governmental Authority, in each case as may be required by statute or regulation within the time frames prescribed therein, (iii) provide promptly to the applicable Governmental Authority such information and other documentation that they may require or request and (iv) cooperate fully in the transfer, reissue or confirmation of all such Permits. Promptly following the Closing, the parties will, and will cause the Joint Venture to, notify Chicago Title and Trust Company, as trustee under that certain Trust Agreement and Declaration of Trust, dated June 18, 1973, as amended, and known as Trust Number 62343, that any direct or indirect beneficial interest held by Seller in, under or with respect to the trust has been transferred to Buyer and that any right to participate in the power of direction of the trust has likewise been transferred from Seller to Buyer. The obligations of the parties under this Section 6.3 shall apply both before and after the Closing.

     SECTION 6.4. Final Cash Distribution. Seller and TCC shall cause the Joint Venture to (i) liquidate all cash equivalents (including certificates of deposit), marketable securities and the like, as shown on its books as of the close of business on the day before the Closing Date and (ii) make the Final Cash Distribution to Seller and TCC immediately prior to the Closing by wire transfer of immediately available funds.

     SECTION 6.5. Further Actions. Each of Buyer and Seller agrees to execute and deliver such instruments and take such other reasonable actions as may be required to (a) carry out the intent of this Agreement and (b) to consummate the transactions contemplated hereby.

     SECTION 6.6. Certain Confidential Information. Seller hereby acknowledges that in connection with its ownership of the JV Interest, it has received certain proprietary or confidential information that relates to or affects Buyer, the Joint Venture and their respective Affiliates and Buyer hereby acknowledges that in connection with its purchase of the JV Interest or its Affiliates’ ownership of an interest in the Joint Venture, it has received certain proprietary or confidential information regarding Seller and its Affiliates (such proprietary or confidential information being hereinafter referred to as the “Confidential Information”). The parties agree that Confidential Information will not include information that (i) is already in the public domain, (ii) was known by the receiving party prior to its (or its Affiliates’) investment in the Joint Venture or (iii) becomes known to the receiving party from a third party other than through a breach by such third party, which breach is known to the receiving party, of a fiduciary, contractual or other duty owing to the disclosing party or its Affiliates. The parties also agree that the disclosing party and its Affiliates would be irreparably damaged if any Confidential Information were disclosed to or used by any Person in a manner prohibited by this Section 6.6. From and after the Closing Date, each receiving party shall not use or disclose, and will not permit its respective Affiliates, directors, officers, independent accountants, agents or other representatives (“Representatives”) to use or disclose, any Confidential Information except (x) by and to professionals and others who require the Confidential Information to advise or provide services to receiving party and who acknowledge and agree to abide by the confidentiality obligations of this Section 6.6, (y) with the consent of the disclosing party, or (z) if compelled to do so by judicial or administrative process or, in the opinion of counsel, by the requirements of applicable Law. The provisions of this Section 6.6 shall continue in effect after the Closing for an indefinite period.

     SECTION 6.7. Seller’s Access to Documents; Preservation of Books and Records. From and after the Closing, Buyer shall cause the Joint Venture to maintain copies of all material books and records relating to financial and accounting matters during any period commencing on or after January 1, 2001 that are in the possession of the Joint Venture on the Closing Date (“Books and Records”) and shall prevent the destruction of any such Books and Records for a period of ten years following the Closing Date without first providing written notice to Seller and allowing it the opportunity for 90 days, at Seller’s expense, to make copies of the same prior to destruction. During such ten-year retention period, Buyer shall or shall cause the Joint Venture (i) to grant to Seller and its Representatives reasonable cooperation, access and staff assistance at all reasonable times and upon reasonable notice to all of such Books and Records in order to enable Seller to comply with any reporting or other legal obligations to which it is subject, (ii) to afford Seller and its Representatives the right, at Seller’s expense, to take extracts therefrom and to make copies thereof and (iii) to have reasonable access to the employees of the Joint Venture, if any, all to the extent reasonably necessary or appropriate for the preparation of Tax Returns and the handling of Tax audits, disputes and litigation; provided, however, that except as permitted under Section 10.10 in connection with any arbitration proceeding initiated hereunder, Seller shall not be granted access to any Books and Records for purposes of asserting or pursuing any Claims or Legal Proceedings between Seller or its Affiliates and Buyer or its Affiliates.

     SECTION 6.8. Insurance. From and after the Closing Date, Buyer and TCC shall use reasonable best efforts to cause all existing policies of general liability and worker’s compensation insurance covering events that occurred with respect to the Joint Venture during periods ending on or prior to the Closing Date to remain in effect at or above the levels of coverage currently provided for in such policies.

     SECTION 6.9. Financial Statements. Beginning with the month in which this Agreement is executed, through and including the third month following the Closing Date, Buyer will provide to Seller, within 10 Business Days after the close of the applicable month, a balance sheet as of the end of each month, and statements of income and cash flow for the months then ending, prepared from the books and records of the Joint Venture and consistent with those quarterly statements heretofore provided to Seller (together “Monthly Financial Statements”), as well as Monthly Financial Statements for the comparable periods ending one year earlier. As soon as available, after the completion of Eagle Materials Inc.’s consolidated audit by its external auditors, Buyer shall cause Eagle Materials Inc. to provide to Seller a consolidating balance sheet as of March 31, 2005. Such consolidating balance sheet will include: (i) Eagle Materials Inc. operating units consolidated (excluding the Joint Venture); (ii) the balance sheet of the Joint Venture; and (iii) Eagle Materials Inc. consolidated balance sheet (including the Joint Venture), as included in Eagle’s Form 10-K as of March 31, 2005.

     SECTION 6.10. Taxes. Buyer and TCC will prepare the materials required by Section 20(B) of the Joint Venture Agreement for all relevant tax periods through the Closing Date in respect of the Joint Venture in a manner consistent with past practice. TCC shall act as “tax matters partner” within the meaning of Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended, and will be authorized to represent the Joint Venture in connection with any examination of the Joint Venture’s affairs by any tax authority, including administrative and judicial proceedings, relating to any period prior to and including the Closing Date. Notwithstanding the foregoing, Buyer and TCC shall cause the Joint Venture: (i) in connection with any estimated tax obligations of Seller or its partners, to provide to Seller such information as Seller shall reasonably request regarding items of the Joint Venture’s income or loss to be allocated to the Seller for periods ending prior to and including the Closing Date; (ii) to provide drafts of proposed Joint Venture Tax Returns no less than thirty (30) days prior to the filing of any Tax Return for the Joint Venture for such periods and provide the Joint Venture’s calculations of such allocation to the Seller, and to provide Seller with a reasonable opportunity to comment on and provide corrections to such allocation and Joint Venture Tax Returns prior to the filing of any such Tax Returns, provided however all comments and/or corrections will be provided to the Buyers ten (10) days prior to the filing of any such Joint Venture Tax Return; (iii) not to file or amend any Joint Venture Tax Return or take any action with respect to Tax Returns for periods ending before and including the Closing Date without the prior written consent of Seller (which consent will not be unreasonably withheld); and (iv) to prepare all Joint Venture Tax Returns for the Joint Venture’s taxable year that includes the Closing Date based upon an interim closing of the books for the Joint Venture as of the Closing Date.

     SECTION 6.11. Form 8594. Seller and Buyer shall cooperate with each other in the filing of its Form 8594 “Asset Acquisition Statement” under Section 1060 with the Internal Revenue Service. Each party agrees that the contingent payment set forth in Section 6.12 shall be included as “consideration” in its initial filing of Form 8594.

     SECTION 6.12. Contingent Payment. Buyer hereby agrees to make a cash payment to Seller equal to $3,000,000 payable within 30 days after the commencement of the commercial production of cement from the Joint Venture’s cement plant in LaSalle, Illinois (the “Cement Plant”) following the completion of an expansion of the Cement Plant within five (5) years following the Closing Date; provided, however, that Buyer shall not be obligated to make such payment and the obligations of this Section 6.12 shall terminate if either: (A) the commencement of commercial production following such an expansion does not occur within five (5) years after the Closing Date; or (B) such expansion represents an increase in the cement production capacity at the Cement Plant of less than 150,000 tons per year. Buyer shall notify Seller within 10 days of each of the following events: (i) the approval by the Board of Directors of Buyer of the expansion project; and (ii) the commencement of commercial production of cement from the Cement Plant following completion of the expansion. Notwithstanding the foregoing, nothing in this Agreement will be deemed to obligate the Joint Venture, Buyer or TCC or any of their Affiliates to effect such an expansion.

ARTICLE VII
CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

     The obligation of Buyer to consummate the transactions contemplated hereby is subject to the receipt of the certificates, documents and instruments referenced in Section 3.2 and to the satisfaction of the following conditions:

     SECTION 7.1. Accuracy of Representations and Warranties. Each of the representations and warranties of Seller contained in Article IV of this Agreement shall be true and correct in all material respects, as if made on and as of the Closing Date.

     SECTION 7.2. Performance of Covenants. Seller shall have performed and complied in all material respects with the covenants and provisions of this Agreement required to be performed or complied with by it as of the Closing Date.

     SECTION 7.3. No Order. No Order shall be in effect prohibiting, enjoining or restraining the consummation of the transactions contemplated in this Agreement.

     SECTION 7.4. Opinion of Counsel. Buyer shall have received an opinion of counsel, dated as of the Closing Date, from counsel to Seller in a form reasonably acceptable to Buyer.

     SECTION 7.5. HSR Clearance. Any waiting period applicable under the HSR Act to the transactions contemplated by this Agreement shall have expired or been terminated.

     SECTION 7.6. Officer’s Certificate. Buyer shall have received a certificate from Seller to the effect set forth in Sections 7.1 and 7.2 hereof, dated the Closing Date, signed on behalf of Seller by a duly authorized officer of Seller.

ARTICLE VIII
CONDITIONS PRECEDENT TO
SELLER’S OBLIGATIONS

     The obligation of Seller to consummate the transactions contemplated hereby is subject to the receipt of the certificates, documents and instruments referenced in Section 3.3 and to the satisfaction of the following conditions:

     SECTION 8.1. Accuracy of Representations and Warranties. Each of the representations and warranties of Buyer contained in Article V of this Agreement shall be true and correct in all material respects, as if made on and as of the Closing Date.

     SECTION 8.2. Performance of Covenants. Buyer shall have performed and complied in all material respects with the covenants and provisions in this Agreement required herein to be performed or complied with by it as of the Closing Date.

     SECTION 8.3. No Order. No Order shall be in effect prohibiting, enjoining or restraining the consummation of the transactions contemplated hereby.

     SECTION 8.4. Payment of Final Cash Distribution. Seller shall have received its pro rata portion of the Final Cash Distribution.

     SECTION 8.5. Delivery of Purchase Price. Seller shall have received the Closing Payment Amount.

     SECTION 8.6. HSR Clearance. Any waiting period applicable under the HSR Act to the transactions contemplated by this Agreement shall have expired or been terminated.

     SECTION 8.7. Officer’s Certificate. Seller shall have received a certificate from Buyer to the effect set forth in Sections 8.1 and 8.2 hereof, dated the Closing Date, signed on behalf of Buyer by a duly authorized officer of Buyer.

ARTICLE IX
INDEMNIFICATION

     SECTION 9.1. Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties of the parties contained in this Agreement (other than the representations and warranties of Seller contained in Section 4.4) shall survive the Closing and shall continue in effect until the five-year anniversary of the Closing Date. The representations and warranties of Seller contained in Section 4.4 and the covenants and agreements of the parties contained in this Agreement shall survive the Closing and shall continue in effect indefinitely and without limitation.

     SECTION 9.2. Indemnification.

          (a) If the transactions contemplated hereby to occur at the Closing are effected, Seller hereby agrees, from and after the Closing, to indemnify and hold harmless the Buyer Parties against any Claims, liabilities or losses and damages that such Buyer Parties shall actually incur (“Losses”) and, subject to the provisions of Section 9.3, any reasonable legal or other out-of-pocket expenses (“Expenses”) incurred by such Buyer Parties in connection with investigating or defending against any such Losses or any Legal Proceedings in respect thereof or any appeals therefrom (“Proceedings”), in each case to the extent that such Losses or Expenses (i) arise out of or result from an inaccuracy in or the breach of any representation or warranty made by Seller in Article IV for the benefit of Buyer; or (ii) arise out of or result from the nonperformance in accordance with its terms of any covenant or agreement made by Seller herein for the benefit of Buyer; provided, however, that the obligations of Seller under this Section 9.2(a) (other than any obligation for the nonperformance of the Seller’s covenants set forth in Section 6.5 and 6.6) shall in no event exceed an aggregate amount equal to the sum of (x) the Purchase Price and (y) the amount of Expenses incurred by the Indemnified Party in enforcing its rights under this Article IX.

          (b) If the transactions contemplated hereby to occur at the Closing are effected, TCC and Buyer jointly and severally hereby agree, from and after the Closing, to indemnify and hold harmless the Seller Parties against any Losses and Expenses incurred by such Seller Parties in connection with investigating or defending against any such Losses or Proceedings, in each case to the extent that such Losses or Expenses (i) arise out of or result from an inaccuracy in or the breach of any representation or warranty made by Buyer or TCC in Article V for the benefit of Seller;

(ii) arise out of or result from the nonperformance in accordance with its terms of any covenant or agreement made by Buyer or TCC herein for the benefit of Seller; or (iii) arise out of or result from a claim asserted against or imposed upon any of the Seller Parties by a third party in connection with the conduct of the business of the Joint Venture (A) from the time of its inception through the Closing and (B) from and after the Closing; provided, however, that the obligations of Buyer and TCC under this Section 9.2(b) (other than any obligations for non-performance of the Buyer’s obligations set forth in Sections 6.5 or 6.6 or Buyer’s and TCC’s obligations under 9.2(b)(iii)(B) shall in no event exceed an aggregate amount equal to the sum of (x) the Purchase Price and (y) the amount of Expenses incurred by the Indemnified Party in enforcing its rights under this Article IX.

     SECTION 9.3. Third-Party Claims; Procedure. The obligations of the parties provided for in Section 9.2 in respect of Claims made or asserted by a third party (“Third-Party Claims”) shall be performed in accordance with the following procedures:

          (a) Promptly after receipt by the Person entitled to indemnification (the “Indemnified Party”) of information regarding a Third-Party Claim or the commencement of any Proceeding involving such a Claim that could reasonably be expected to give rise to Losses and Expenses against which the Indemnified Party may be entitled to indemnification under this Article IX, the Indemnified Party shall deliver to the Person obligated to provide such indemnification (the “Indemnifying Party”) a written notice with respect to such Third-Party Claim, which notice shall state with specificity the nature of the Claim and the basis therefor and provide a reasonably detailed statement of the facts required in order for the Indemnifying Party to evaluate the Claim and make a determination of whether to assume the defense thereof; provided, however, that the omission so to notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party except to the extent that the Indemnifying Party is prejudiced by such omission.

          (b) An Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), settle, compromise or consent to the entry of any judgment with respect to any pending or threatened Proceeding in respect of which indemnification may be sought by the Indemnified Party hereunder (whether or not the Indemnified Party is an actual or potential party to such Proceeding) unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such Proceeding. An Indemnified Party shall not, without the prior written consent of the Indemnifying Party, settle, compromise or consent to the entry of any judgment with respect to any pending or threatened Proceeding in respect of which indemnification may be sought by the Indemnified Party hereunder, but, if such Proceeding is settled or compromised or there is entered any judgment with respect to any such Proceeding, in any such case with the consent of the Indemnifying Party, or if a final judgment shall be rendered for the plaintiff in any such Proceeding, the Indemnifying Party agrees to indemnify and hold harmless any Indemnified Party from and against any Loss or Expenses by reason of such settlement, compromise or judgment in accordance with and subject to the provisions of this Article IX.

          (c) If a Proceeding shall be brought against an Indemnified Party and it shall notify the Indemnifying Party thereof in accordance with subsection (a) of this Section 9.3, then the Indemnifying Party shall be entitled to assume the legal defense thereof at the expense of the Indemnifying Party with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such Proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel at its expense shall have been specifically authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party shall have failed to assume the defense of such Proceeding or employ counsel reasonably satisfactory to the Indemnified Party within a reasonable period after the Indemnified Party acknowledges that it is entitled to do so or (iii) the named parties to any such Proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by such counsel that there is one or more legal defenses available to it that are in conflict in any material respect with those available to the Indemnifying Party such that an assertion of such legal defenses by the Indemnifying Party on behalf of the Indemnified Party could reasonably be expected to result in material prejudice to the Indemnified Party. In any such case, the Indemnifying Party shall not, in connection with any one action or separate but substantially similar or related actions arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for the Indemnified Party. Except as provided in the immediately preceding sentence, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party shall not be liable to the Indemnified Party under this Article IX for any attorney’s fees or other Expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party does not assume the defense of a Proceeding, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable Expenses incurred in the defense thereof.

     SECTION 9.4. Other Indemnification Claims; Procedure. In the case of a Claim for indemnification that is not governed by Section 9.3, the Indemnified Party shall deliver a written notice to the Indemnifying Party with respect to such Claim as promptly as reasonably practicable after it determines that it is or may be entitled to indemnification against Losses or Expenses relating to such Claim, which notice shall state with specificity the nature of the Claim and the basis therefor and provide a reasonably detailed statement of the facts required in order for the Indemnifying Party to evaluate the Claim. Upon delivery of such notice, the parties shall, as regards any issue as to the applicability of this Article IX to the applicable Losses or Expenses, attempt in good faith to resolve their differences for a period of 60 days and, if the parties are unable to resolve their differences within such period, either party may submit the matter to arbitration in accordance with the provisions of Section 10.10.

     SECTION 9.5. Express Negligence. THE INDEMNITIES SET FORTH IN THIS ARTICLE IX ARE INTENDED TO BE ENFORCEABLE AGAINST THE

PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY INDEMNIFIED PARTIES. THE PARTIES HERETO ACKNOWLEDGE THAT THE INDEMNITIES SET FORTH HEREIN MAY RESULT IN THE INDEMNITY OF A PARTY FOR ITS SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF THE INDEMNIFIED PARTY.

     SECTION 9.6. Sole Remedy. The indemnification provisions of this Article IX shall be the sole and exclusive remedy for any breaches of representations and warranties and (to the fullest extent permitted by law) in respect of any other Claims that Seller may have or assert against the Joint Venture, TCC, Buyer or their respective Affiliates in connection with the transactions contemplated hereby, including in respect of any Claims based upon any inaccuracy or omission in any documents or other information obtained by or furnished to Seller in connection with this Agreement or the transactions contemplated hereby. The foregoing provisions shall not limit or otherwise affect the rights of any party to seek injunctive relief in order to obtain specific performance of the terms of this Agreement.

ARTICLE X
GENERAL

     SECTION 10.1. Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the transactions contemplated hereby may be terminated at any time before the Closing Date as follows:

     (a) Mutual Consent. By mutual written consent of Seller and Buyer;

     (b) Expiration Date. By Seller or Buyer, if the Closing shall not have occurred prior to or on February 15, 2005 (which date may be extended in writing by the mutual agreement of Seller and Buyer); provided that, no party may terminate this Agreement pursuant to this clause (b) if the failure of the Closing to occur on or before such date is attributable to any significant extent to the breach by such party of any covenant or obligation of such party contained in this Agreement; or

     (c) Consummation Prohibited. By Seller or Buyer, if consummation of the transactions contemplated hereby would violate any non-appealable final Order of a Governmental Authority having competent jurisdiction.

If this Agreement is terminated pursuant to this Section 10.1, all further obligations of the parties to this Agreement shall terminate without further liability of any party to another except for obligations under this Section 10.1, and each party shall pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel; provided, however, that nothing herein shall relieve a breaching or defaulting party for liability arising from any breach or default by it hereunder.

     SECTION 10.2. Amendments. This Agreement may be amended only by an instrument in writing executed by Buyer and Seller.

     SECTION 10.3. Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in a writing signed by the party entitled to enforce such term and against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

     SECTION 10.4. Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given (and shall be deemed to have been duly given upon receipt) if sent by overnight mail, registered mail or certified mail, postage prepaid, or by hand, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice).

If to Seller before June 30, 2005, to:
RAAM Limited Partnership
200 West Madison, Suite 2500
Chicago, IL 60606
Attention: President

If to Seller after June 30, 2005, to:
RAAM Limited Partnership
71 South Wacker Drive, 46th Floor
Chicago, IL 60606
Attention: President

If to Buyer, to:
Eagle ICC LLC
c/o Eagle Materials Inc.
3811 Turtle Creek
Suite 1100
Dallas, TX 75219-4487
Attention: President

     SECTION 10.5. Successors and Assigns; Parties in Interest. This Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto, their respective successors, legal representatives and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no Person shall be deemed a third party beneficiary under or by reason of this Agreement. Neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other parties; provided, however, that Buyer may assign this Agreement and its rights and obligations hereunder to one or more Affiliates of Buyer without the written consent of Seller (it being understood that Buyer may assign its rights to acquire a portion of the JV Interest to one Affiliate of Buyer and the remainder of the JV Interest to another Affiliate of Buyer), but in the event of any such assignment Buyer shall remain directly liable and responsible for the payment and performance for all its obligations under this Agreement (as fully and to the same extent as if such assignment had not occurred).

     SECTION 10.6. Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

     SECTION 10.7. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto, and the documents and instruments executed and delivered in connection herewith) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, among the parties or any of them with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith. All Exhibits and Schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

     SECTION 10.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas for contracts made and to be fully performed in such state, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction.

     SECTION 10.9. Remedies. Each of the parties hereto acknowledges and agrees that (i) the provisions of this Agreement are reasonable and necessary to protect the proper and legitimate interests of the other parties hereto and (ii) the other parties hereto would be irreparably damaged if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek preliminary and permanent injunctive relief to prevent breaches of the provisions of this Agreement by any other party or parties hereto without the necessity of proving actual damages or of posting any bond and to enforce specifically the terms and provisions hereof and thereof, which rights shall be cumulative and in addition to any other remedy to which the parties hereto may be entitled hereunder or at law or equity.

     SECTION 10.10. Arbitration. Seller, TCC and Buyer agree that all disputes, controversies or claims that may arise after the Closing Date out of the transactions contemplated by this Agreement, or the breach, termination or invalidity thereof, shall be submitted to, and determined by, binding arbitration in accordance with the following procedures:

          (a) Either Buyer, TCC or Seller may submit a dispute, controversy or claim to arbitration by giving the other party written notice to such effect, which notice shall describe, in reasonable detail, the facts and legal grounds forming the basis for the filing party’s request for relief. The arbitration shall be held before one neutral arbitrator in Dallas, Texas.

          (b) Within 30 days after the receiving party’s receipt of such demand, Buyer, TCC and Seller shall mutually select the arbitrator. If the parties are unable to agree on the arbitrator within that time period, the arbitrator shall be selected by the American Arbitration Association (“AAA”). In any event, the arbitrator shall have a background in, and knowledge of, merger and acquisition transactions and shall otherwise be an appropriate person based on the nature of the dispute. If a person with experience in such matters is not available, the arbitrator shall be chosen from the retired federal judges pool.

          (c) The arbitration shall be governed by the Commercial Arbitration Rules of the AAA, except as otherwise expressly provided in this Section 10.10. The arbitration shall, however, be administered by any organization mutually agreed to in writing by the parties. If the parties are unable to agree on the organization to administer the arbitration, it shall be administered by the AAA.

          (d) All discovery shall be guided by the Federal Rules of Civil Procedure. All issues concerning discovery upon which the parties cannot agree shall be submitted to the arbitrator for determination.

          (e) In rendering an award, the arbitrator shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Texas.

          (f) The decision of, and award rendered by, the arbitrator shall be determined (to the extent practicable) no more than 30 days after the selection of the arbitrator and shall be final and binding on the parties and shall not be subject to appeal.

Judgment on the award may be entered in and enforced by any court of competent jurisdiction.

          (g) The prevailing party in any arbitration hereunder will be entitled to receive as part of the award its costs, fees and expenses (including filing fees and reasonable attorney’s fees and expenses) with respect to the arbitration; provided, that if the arbitrator does not designate a prevailing party for this purpose, then each party shall bear its own costs and expenses (including filing fees and reasonable attorney’s fees and expenses) with respect to the arbitration, including one-half of the fees and expenses of the arbitrator.

          (h) The provisions of this Section 10.10 shall not limit or otherwise affect the right of any party to seek injunctive relief in order to obtain specific performance of the terms of this Agreement.

     SECTION 10.11. Expenses. Except for the filing fees associated with the filing under the HSR Act under 6.2 (which will be paid by Buyer) and except as provided in Sections 2.3 and 9.2 hereof, each of the parties hereto shall bear its own expenses (including fees and disbursements of its counsel, accountants and other experts) incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement, each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby.

     SECTION 10.12. Release of Information. The parties shall cooperate with each other in releasing information concerning this Agreement and the transactions contemplated hereby. No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by any party without prior consultation with, and agreement of, the other parties, except for any legally required communication by any party and then only with prior consultation and as much advance notice as is practicable under the circumstances requiring any announcement, together with a copy of the current draft of the proposed text.

     SECTION 10.13. Certain Construction Rules. The article and section headings and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years and (b) any reference to a “Section,” “Article,” “Exhibit,” or “Schedule” shall be deemed to refer to a section or article of this Agreement or an exhibit or schedule attached to this Agreement. The words “hereof,” “herein,” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation.” Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

     SECTION 10.14. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

[Signature page follows.]

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

SELLER:

RAAM LIMITED PARTNERSHIP

By: RJV Inc., its general partner

By: /s/ Mark Hoplamazian

Name: Mark Hoplamazian

Title: Vice President

BUYER:

EAGLE ICC LLC

By: /s/ Steven R. Rowley

Name: Steven R. Rowley

Title: President

TCC (for purposes of Section 5.8, 6.4, 6.8, 6.10, 9.2(b) and 10.10 only):

TEXAS CEMENT COMPANY

By: /s/ Steven R. Rowley

Name: Steven R. Rowley

Its: President

EXHIBIT A to
Joint Venture Interest Purchase Agreement

ASSIGNMENT, ASSUMPTION
AND ADMISSION AGREEMENT

     This ASSIGNMENT, ASSUMPTION AND ADMISSION AGREEMENT, dated as of                     ,     2005 (this “Agreement”), is entered into by and among RAAM LIMITED PARTNERSHIP, an Illinois limited partnership (“Assignor”), EAGLE ICC LLC, a Delaware limited liability company (“Assignee”), and TEXAS CEMENT COMPANY, a Nevada corporation (“TCC”):

W I T N E S S E T H:

     WHEREAS, Illinois Cement Company Joint Venture (the “Joint Venture”) is a joint venture formed under and evidenced by that certain Joint Venture Agreement, dated as of April 1, 1972 (as amended, the “Joint Venture Agreement”), between Assignor (as successor to RAAM Joint Venture, an Illinois joint venture) and TCC (as successor to Illinois Cement Company, Inc., a Nevada corporation);

     WHEREAS, Assignor, Assignee and TCC have entered into that certain Joint Venture Interest Purchase Agreement, dated as of November    , 2004 (the “Purchase Agreement”), pursuant to which Assignor has agreed to sell, assign and transfer to Assignee, and Assignee has agreed to purchase from Assignor, the 50% joint venture interest in the Joint Venture owned by Assignor, together with all of its right, title and interest in, to, and under the Joint Venture Agreement and in respect of any properties or assets used in connection with the conduct of the business of the Joint Venture and owned, leased or licensed by the Joint Venture, including all of its right, title and interest in, to and under the trust created by that certain Trust Agreement dated June 18, 1973, as amended, and known as Trust Number 62343 (collectively, the “JV Interest”);

     WHEREAS, in accordance with the terms and conditions of the Purchase Agreement, Assignor desires to sell, transfer, convey and assign the JV Interest to Assignee, which constitutes the entire equity or other ownership interest of Assignor or its Affiliates in the Joint Venture, and intends that Assignee succeed to the JV Interest and be admitted to the Joint Venture in its place and stead as a substituted Venturer (as such term is defined in the Joint Venture Agreement) (a “Substituted Venturer”);

     WHEREAS, the transfer and assignment of the JV Interest in accordance with this Agreement (the “Transfer”) and the admission of Assignee as a Substituted

Venturer is subject to the applicable provisions of the Joint Venture Agreement, including the provisions of Section 19 thereof;

     WHEREAS, as contemplated by Section 19(A) of the Joint Venture Agreement, TCC is hereby granting its written consent to the Transfer;

     WHEREAS, Assignee wishes to acquire the JV Interest, become a party to and be bound by the terms of the Joint Venture Agreement and be admitted to the Joint Venture as a Substituted Venturer with respect to the JV Interest; and

     WHEREAS, capitalized terms used herein without definition shall have the respective meanings given thereto in the Purchase Agreement;

     NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein and the mutual benefits to be gained by the performance thereof, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Assignment. As of                         , 2005 (the “Effective Date”), Assignor hereby sells, transfers, conveys and assigns the JV Interest to Assignee.

     2. Assumption. As of the Effective Date, Assignee hereby accepts and assumes, and agrees to pay and perform, all obligations of Assignor under the Joint Venture Agreement relating to the JV Interest, to the extent such obligations arise after the Effective Date, and Assignee agrees to be bound by all of the terms and provisions of the Joint Venture Agreement applicable to it as a Substituted Venturer.

     3. Substitution. Assignor and Assignee agree that Assignee shall, as of the Effective Date, become a Substituted Venturer of the Joint Venture in the place and stead of Assignor with respect to the JV Interest for purposes of the Joint Venture Agreement and shall be entitled to all of the rights and benefits of a Venturer holding the JV Interest.

     4. TCC Consent. TCC hereby consents to (a) the Transfer of the JV Interest from Assignor to Assignee in accordance with the terms of this Agreement and (b) the admission of Assignee as a Substituted Venturer in accordance with the Joint Venture Agreement in the stead of Assignor.

     5. Successors and Assigns. This Agreement shall inure to the benefit of the parties hereto and the Joint Venture and their successors and assigns; provided, however, that any further transfer of the JV Interest shall be subject to the restrictions set forth in the Joint Venture Agreement.

     6. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas for contracts made and to be

2

fully performed in such state, without giving effect to any choice of law rules that may require the application of the laws of another jurisdiction.

     7. Further Assurances. Each of the undersigned, upon reasonable request of the other party hereto or the Joint Venture, agrees to execute and deliver such further documents and instruments, and to perform such further acts, as may be necessary to accomplish and give full effect to this Agreement and the Transfer of the JV Interest in accordance with this Agreement.

     8. Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute a single agreement among the parties.

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     IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed as of the date first written above.

ASSIGNOR:

RAAM LIMITED PARTNERSHIP

By: RJV, Inc., its general partner

By:

Name:
Title:

ASSIGNEE:

EAGLE ICC LLC

By:

Name:
Title:

TCC:
TEXAS CEMENT COMPANY

By:

Name:
Title:

4

EXHIBIT B to
Joint Venture Interest Purchase Agreement

MUTUAL RELEASE

     This MUTUAL RELEASE, executed as of                     ,     2005 (the “Release”), by and among RAAM LIMITED PARTNERSHIP, an Illinois limited partnership (the “RAAM”), TEXAS CEMENT COMPANY, a Nevada corporation (“TCC”), ILLINOIS CEMENT COMPANY JOINT VENTURE, a joint venture (the “Joint Venture”) formed under and evidenced by that certain Joint Venture Agreement, dated as of April 1, 1972 (as amended, the “Joint Venture Agreement”), between RAAM (as successor to RAAM Joint Venture, an Illinois joint venture), TCC (as successor to Illinois Cement Company, Inc., a Nevada corporation), and EAGLE ICC LLC, a Delaware limited liability company (“Eagle ICC”):

W I T N E S S E T H:

     WHEREAS, RAAM, Eagle ICC and TCC have entered into that certain Joint Venture Interest Purchase Agreement, dated as of November    , 2004 (the “Purchase Agreement”), pursuant to which RAAM has agreed to sell, assign and transfer to Eagle ICC, and Eagle ICC has agreed to purchase from RAAM, the 50% joint venture interest held by RAAM in the Joint Venture, together with all of its right, title and interest in, to, and under the Joint Venture Agreement and in respect of any properties or assets used in connection with the conduct of the business of the Joint Venture and owned, leased or licensed by the Joint Venture, including all of its right, title and interest in, to and under the trust created by that certain Trust Agreement dated June 18, 1973, as amended, and known as Trust Number 62343 (collectively, the “JV Interest”);

     WHEREAS, Sections 3.2(f) and 3.3(d) of the Purchase Agreement provide that, at the Closing of the transactions contemplated by such agreement, each of RAAM, the Joint Venture and TCC will execute and deliver this Release; and

     WHEREAS, capitalized terms used herein without definition shall have the respective meanings set forth in the Purchase Agreement;

     NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Releases.

     (a) To the fullest extent permitted by law, effective upon the Closing

1

of the transactions contemplated by the Purchase Agreement, RAAM, on behalf of itself and its Affiliates, does hereby release, acquit and forever discharge the Joint Venture, TCC, Eagle ICC, their respective Affiliates, and their respective past and present owners, stockholders, partners, members, directors, officers, employees, agents and representatives (the “Released Buyer Parties”) from all claims, demands, suits, actions and causes of action, whether at law or in equity (“Claims”), arising prior to or on the date hereof as a result of or in connection with the ownership by RAAM of the JV Interest, the performance of (or failure to perform) the terms of the Joint Venture Agreement or the management of the business and affairs of the Joint Venture. The scope of this release is limited to the express terms hereof and shall not extend or apply to any Claims other than those identified in this paragraph 1(a). Furthermore, this release does not extend or apply to (i) any Claims that RAAM may have against Eagle ICC or TCC arising under the terms of the Purchase Agreement or (ii) any Claims that the Released Seller Parties may have against the Released Buyer Parties in respect of obligations to deliver products purchased by RAAM or its Affiliates under commercial transactions entered into in the ordinary course of business.

     (b) To the fullest extent permitted by law, effective upon the Closing of the transactions contemplated by the Purchase Agreement, each of Eagle ICC, TCC and the Joint Venture, on behalf of itself and its Affiliates, does hereby release, acquit and forever discharge RAAM, its Affiliates and their respective past and present owners, stockholders, partners, members, directors, officers, agents and representatives (the “Released Seller Parties”) from all Claims arising prior to or on the date hereof as a result of or in connection with the ownership by RAAM of the JV Interest, the performance of (or failure to perform) the terms of the Joint Venture Agreement or the management of the business and affairs of the Joint Venture. The scope of this release is strictly limited to the express terms hereof and shall not extend or apply to any Claims other than those identified in this paragraph 1(b). Furthermore, this release does not extend or apply to (i) any Claims that the Released Buyer Parties may have against RAAM arising under the terms of the Purchase Agreement or (ii) any Claims that the Released Buyer Parties may have against the Released Seller Parties in respect of obligations to pay for products purchased by the Released Seller Parties under commercial transactions entered into in the ordinary course of business.

     (c) THE RELEASES PROVIDED FOR IN THIS PARAGRAPH 1 ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES GRANTING THE SAME IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT THE EFFECT OF RELEASES BECAUSE OF THE SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY RELEASED PARTIES. THE PARTIES HERETO ACKNOWLEDGE THAT THE PROVISIONS OF THIS PARAGRAPH 1 ARE INTENDED TO RESULT IN THE RELINQUISHMENT OF CLAIMS AGAINST A

2

RELEASED PARTY FOR THE CONSEQUENCES OF ITS SIMPLE OR GROSS NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF THE RELEASED PARTY.

     2. No Assignment of Claims. Each party granted a release pursuant to paragraph 1 above hereby represents and warrants that it has not assigned to any Person any Claims of the type released or purported to be released by it pursuant to paragraph 1 above.

     3. Parties in Interest. This Mutual Release shall be binding upon and shall inure solely to the benefit of the parties hereto, the other Persons against whom Claims are released in paragraph 1 and their respective successors, legal representatives and permitted assigns.

     4. Assignment. Neither this Mutual Release nor any rights or obligations of a party hereunder may be assigned or otherwise transferred without the written consent of the other party or parties hereto; provided, however, that the Joint Venture and TCC shall be entitled to assign this Mutual Release or their rights hereunder to any subsidiary of Eagle Materials, Inc. that succeeds (whether by operation of law or otherwise) to all or part of the business of the Joint Venture or TCC.

     5. Entire Agreement. This Mutual Release constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, among the parties or any of them with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Release.

     6. Governing Law. This Mutual Release shall be governed by and construed in accordance with the laws of the State of Texas for contracts made and to be fully performed in such state, without giving effect to any choice of law rules that may require the application of the laws of another jurisdiction.

     7. Counterparts. This Mutual Release may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

3

     IN WITNESS WHEREOF, the parties have caused this Mutual Release to be executed as of the date first above written.

RAAM LIMITED PARTNERSHIP

By: RJV, Inc., its general partner

By:

Name:
Title:

ILLINOIS CEMENT COMPANY JOINT VENTURE

By: Texas Cement Company, its managing partner

By:

Name:
Title:

TEXAS CEMENT COMPANY

By:

Name:
Title:

EAGLE ICC LLC

By:

Name:
Title:

4

EXHIBIT C to
Joint Venture Interest Purchase Agreement

ESCROW AGREEMENT

     This ESCROW AGREEMENT (this “Agreement”), entered into as of November    , 2004 by and among RAAM LIMITED PARTNERSHIP, an Illinois limited partnership (“Seller”), EAGLE ICC LLC, a Delaware limited liability company (“Buyer”), and JPMORGAN CHASE BANK, a New York state bank with an office in Houston, Harris County, Texas (“Escrow Agent”). Seller, Buyer and Escrow Agent are hereinafter referred to as the “Parties” and may individually be referred to as a “Party.”

WHEREAS, Illinois Cement Company Joint Venture (the “Joint Venture”) is a joint venture formed under and evidenced by that certain Joint Venture Agreement, dated as of April 1, 1972 (as amended, the “Joint Venture Agreement”), between Seller (as successor to RAAM Joint Venture, an Illinois joint venture) and Texas Cement Company, a Nevada corporation (“TCC”)(as successor to Illinois Cement Company, Inc., a Nevada corporation);

WHEREAS, Seller, Buyer and TCC have entered into that certain Joint Venture Interest Purchase Agreement, dated as of November    , 2004 (the “Purchase Agreement”), pursuant to which Seller has agreed to sell, assign and transfer to Buyer, and Buyer has agreed to purchase from Seller, the 50% joint venture interest in the Joint Venture owned by Seller, together with all of its right, title and interest in, to, and under the Joint Venture Agreement and in respect of any properties or assets used in connection with the conduct of the business of the Joint Venture and owned, leased or licensed by the Joint Venture, including all of its right, title and interest in, to and under the trust created by that certain Trust Agreement dated June 18, 1973, as amended, and known as Trust Number 62343;

WHEREAS, the Purchase Agreement provides that Seller shall indemnify the Buyer Parties (as such term is defined in the Purchase Agreement, the “Buyer Party Indemnitees,” and individually, a “Buyer Party Indemnitee”) with respect to certain matters upon the terms and conditions provided in the Purchase Agreement; and

     WHEREAS, Section 3.4 of the Purchase Agreement provides that Buyer will deposit an amount in cash equal to $14,400,000 (the “Escrow Amount”) with Escrow Agent in order to partially secure and support Seller’s post-closing obligations to the Buyer Party Indemnitees (including certain obligations to indemnify the Buyer Party Indemnitees thereunder);

     NOW, THEREFORE, in consideration of the premises, the terms and conditions set forth herein, the mutual benefits to be derived from the performance thereof, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

     SECTION 1. Appointment; Escrow Amount. Seller and Buyer hereby appoint Escrow Agent, and Escrow Agent hereby accepts the appointment by Seller and Buyer, all in accordance with the terms and conditions of this Agreement. Buyer has delivered the Escrow Amount to Escrow Agent by wire transfer of immediately available funds, and Escrow Agent acknowledges receipt of the Escrow Amount. Escrow Agent hereby agrees to hold the Escrow Amount and all investments made pursuant to Section 2 and all Income (as hereinafter defined) thereon (collectively, the “Escrowed Funds”) in accordance with the terms of this Agreement.

     SECTION 2. Investment of Escrowed Funds.

            (a) Escrow Agent shall invest and reinvest, as soon as reasonably practicable, the Escrow Amount and any other Escrowed Funds received by it from time to time in Treasury bills or notes, certificates of deposit or money market accounts of a national bank or other federally insured depositary institution and any other investments expressly permitted hereunder (the “Permitted Investments”). All amounts received or receivable by Escrow Agent in respect of Permitted Investments, including any interest thereon or other income derived therefrom (“Income”), shall be added to the Escrow Amount and shall be held by Escrow Agent pursuant to the escrow arrangement created hereby.

            (b) Unless otherwise directed pursuant to written instructions executed by Seller and Buyer, Escrow Agent shall invest and reinvest the Escrowed Funds in the JPMorgan Cash Escrow Product, which shall be deemed a Permitted Investment for purposes of this Agreement. Any written instructions of the type referred to in the foregoing sentence shall specify the type and identity of the Permitted Investments to be purchased and/or sold and shall also include the name of the broker-dealer, if any, which Seller and Buyer direct Escrow Agent to use in respect of such investment, any particular settlement procedures required (which settlement procedures shall be consistent with industry standards and practices) and such other information as Escrow Agent may require. Escrow Agent shall not be liable for failure to invest or reinvest funds absent sufficient written direction. Unless Escrow Agent is otherwise directed in such written instructions, Escrow Agent may use a broker-dealer of its own selection, including a broker-dealer owned by or affiliated with Escrow Agent or any of its affiliates.

            (c) It is expressly agreed and understood by the Parties that Escrow Agent shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks due to premature liquidation or resulting from other actions taken pursuant to this Agreement.

     SECTION 3. Confirmation of Transactions. Receipt, investment and reinvestment of the Escrowed Funds shall be confirmed by Escrow Agent as soon as practicable by account statement delivered to each of Buyer and Seller, and any discrepancies in any such account statement shall be noted by Buyer and Seller to Escrow Agent within 30 calendar days after receipt thereof. Failure to inform Escrow Agent in writing of any discrepancies in any such account statement within said 30-day period shall, absent manifest error, be deemed confirmation of such account statement in its entirety. For purposes of this Section 3 each account statement shall be deemed to have been received by the Party to whom directed on the earlier to occur of (i) actual receipt thereof and (ii) three Business Days (hereinafter defined) after the deposit thereof in the United States Mail, postage prepaid. As used herein, the term “Business Day” shall mean any day of the year, excluding Saturday, Sunday and any other day on which national banks are required or authorized to close in Dallas, Texas.

     SECTION 4. Delivery and Distributions of the Escrowed Funds. The Escrowed Funds shall be distributed by Escrow Agent in accordance with the following:

            (a) Upon Escrow Agent’s receipt of a written notice from Buyer (a “Claim Notice”):

         (i) stating the total monetary amount of any claim for which Buyer or any other Buyer Party Indemnitee seeks indemnification pursuant to terms and subject to the conditions of Section 9.2(a) of the Purchase Agreement (a “Claim”), briefly describing the Claim and demanding satisfaction of the Claim; and

         (ii) stating that written notice has also been served to Seller pursuant to this Agreement, Escrow Agent shall, unless it receives within 30 days following the date of its receipt of the Claim Notice (the “Claim Notice Period”) a written notice signed by Seller objecting to all or a portion of such Claim (an “Objection Notice”), distribute to Buyer the amount of such Claim in accordance with the Claim Notice. Any Objection Notice not timely received by Escrow Agent shall be void and shall be disregarded by Escrow Agent.

            (b) If Escrow Agent receives an Objection Notice within such Claim Notice Period, Escrow Agent shall:

         (i) distribute to Buyer the amount, if any, of such Claim which is not in dispute from the Escrowed Funds in the foregoing manner; and

         (ii) hold the disputed amount of such Claim (the “Disputed Claim”) and distribute the amount of the Disputed Claim in the manner mutually agreed upon by Buyer and Seller, pursuant to joint written instructions from Buyer and Seller or in accordance with the decision of the arbitrator as provided in the next sentence. In the event Buyer and Seller have not then resolved any

Disputed Claim, the Disputed Claim shall be submitted to, and determined by, binding arbitration in accordance with the procedures set forth in Section 10.10 of the Purchase Agreement. Upon the resolution of such dispute, the portion of the Disputed Claim, if any, to which Buyer or any other Buyer Party Indemnitee is entitled shall be distributed by Escrow Agent to Buyer, and the remainder of the Disputed Claim, if any (the “Remainder”), shall no longer be a Disputed Claim and shall again become part of the Escrowed Funds; provided, however, that if after the Expiration Date the amount of the Escrowed Funds exceeds the amount of all remaining Disputed Claims (such excess amount, the “Excess Escrow Funds”), then the amount of the Remainder (up to but not exceeding the amount of the Excess Escrow Funds) shall be distributed to Seller rather than again becoming part of the Escrowed Funds.

            (c) Notwithstanding anything to the contrary in the foregoing, in no event shall Escrow Agent distribute any portion of the Escrowed Funds with respect to any Claim Notice received by Escrow Agent after the fifth anniversary of the date of this Agreement (the “Expiration Date”) without the express written consent of Buyer and Seller.

            (d) If on the day after either (x) the First Anniversary Date or (y) the Expiration Date, any amount of the Escrowed Funds is being held by Escrow Agent pending (“Pending Amounts”):

     (i) distribution to Buyer with respect to a Claim or Claims, then Escrow Agent shall continue to hold such amounts until they are distributed in accordance with Section 4(a) of this Agreement;

     (ii) expiration of the Claim Notice Period with respect to a Claim, then Escrow Agent shall continue to hold such amounts until it is determined that such Claim is either:

     (1) a Claim which is not a Disputed Claim (in which case such amounts shall be held and distributed in accordance with Section 4(a) of this Agreement); or

     (2) a Disputed Claim (in which case such amounts shall be held and distributed in accordance with Section 4(b)(ii) of this Agreement); or

     (3) a Claim which is partially disputed (in which case the amounts of the undisputed Claim and the Disputed Claim shall be held and distributed in accordance with Sections 4(b)(i) and (ii) of this Agreement, respectively); or

     (iii) resolution of a Disputed Claim, then Escrow Agent shall continue to hold such amounts until such Disputed Claim is resolved pursuant to Section 4(b)(ii) of this Agreement and thereafter distribute such amounts in accordance with the terms of such resolution and the terms of this Agreement.

            (e) If on the day after the First Anniversary Date (the “Initial Seller Distribution Date”), there remain Escrowed Funds which are not Pending Amounts, then Escrow Agent shall distribute to Seller an amount (the “Initial Seller Distribution Amount”) equal to (i) $7,200,000 minus (ii) the sum of (x) the aggregate amount of all distributions made (or then required to be made) to Buyer with respect to any Claims that were made on or before the First Anniversary Date (the “Aggregate First Year Buyer Distributions”) and (y) the total Pending Amounts.

            (f) If the Initial Seller Distribution Amount distributed to Seller pursuant to Section 4(e) is less than $7,200,000 and as of the Initial Seller Distribution Date there existed Claims for Pending Amounts (“Pending First Year Claims”), then on the day after the date that all Pending First Year Claims have been resolved and satisfied (the “Initial Distribution Settlement Date”), Escrow Agent shall distribute to Seller an amount equal to (i) $7,200,000 minus (ii) the sum of (x) the Initial Seller Distribution Amount, (y) the Aggregate First Year Buyer Distributions and (z) the aggregate amount of all distributions made to Buyer with respect to the Pending First Year Claims; provided, however, that in no event shall Seller be entitled to receive a distribution that exceeds the amount of Escrowed Funds then held in escrow pursuant to this Agreement.

            (g) If on the day after the Expiration Date, there remain Escrowed Funds which are not Pending Amounts, then Escrow Agent shall distribute to Seller the total amount of the Escrowed Funds that are not Pending Amounts, if any.

            (h) Upon the final distribution of all of the Escrowed Funds in accordance with the terms of this Agreement, this Agreement shall terminate.

            (i) Notwithstanding any of the foregoing provisions of this Section 4, Escrow Agent shall deliver or distribute all or any portion of the Escrowed Funds in accordance with any joint written notice executed and delivered by both Buyer and Seller, except that within forty-five (45) days of the end of each calendar year, Escrow Agent shall distribute to Seller, without need of any notice other than this Agreement, 40% of the amount of taxable income generated by the Escrowed Funds allocated to Seller for such calendar year hereunder (as reflected on a Form 1099 (or similar form) given by Escrow Agent to Seller). Upon the occurrence of any circumstance in which a withdrawal or distribution of all or any part of the Escrowed Funds is required pursuant to the terms or this Agreement or the Purchase Agreement other than with respect to tax distributions provided for in the previous sentence (for which no further notice shall be required), Buyer or Seller, as the case may be, may request that the other party execute and deliver an appropriate joint written notice to

Escrow Agent (a “Request for Joint Written Notice”). Unless the party receiving such Request for Joint Written Notice disputes in good faith the other party’s grounds for seeking a withdrawal or distribution from the Escrowed Funds, such party shall execute and deliver to Escrow Agent and the requesting party such joint written notice no later than one Business Day after receiving the Request for Joint Written Notice.

     SECTION 5. Indemnification. Seller and Buyer hereby jointly and severally agree to indemnify and hold Escrow Agent harmless from any and all claims, demands, losses, costs, expenses or any liabilities whatsoever which Escrow Agent might incur as a result of this Agreement or any actions undertaken in its capacity as Escrow Agent pursuant hereto, except to the extent such claims, demands, losses, costs, expenses or liabilities were a result of willful misconduct or gross negligence of Escrow Agent. Notwithstanding the generality of the foregoing, if any controversy arises under this Agreement or if Escrow Agent is made a party to, or institutes or intervenes in any litigation pertaining to this Agreement, then Escrow Agent will be entitled to reimbursement by Seller and Buyer for all reasonable costs and expenses incurred by Escrow Agent in connection with such controversy or litigation.

     SECTION 6. Form of Documents. Escrow Agent shall not be responsible for the genuineness or validity of any notice or instruction given to it, and shall be fully protected in acting in accordance with any written instruction or instrument given to it hereunder, and believed by it to have been signed by the proper parties. In no event shall Escrow Agent be liable for any lost profits, lost savings or other special, exemplary, consequential or incidental damages in excess of Escrow Agent’s fee hereunder, and Escrow Agent shall have no liability for any loss arising from any cause beyond its control, including, but not limited to, the following: (a) acts of God, force majeure, including, without limitation, war (whether or not declared or existing), revolution, insurrection, riot, civil commotion, accident, fire, explosion, stoppage of labor, strikes and other differences with employees; (b) the act, failure or neglect of any of the other Parties or any agent or correspondent or any other person selected by Escrow Agent; (c) any delay, error, omission or default of any mail, courier, telegraph, cable or wireless agency or operator; or (d) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers.

     SECTION 7. Nature of Duties. It is understood and agreed that the duties of Escrow Agent hereunder are purely ministerial in nature and that it shall not be liable for any error in judgment, fact or law, or any act done or omitted to be done, except for its own willful misconduct or gross negligence. The determination by Escrow Agent as to whether an event or condition has occurred, or been met or satisfied, or as to whether a provision of this Agreement has been complied with, or as to whether sufficient evidence of the event or condition or compliance with the provision has been furnished to it, shall not subject it to any claims, liability or obligation whatsoever, provided only that Escrow Agent shall not have been guilty of willful misconduct or gross negligence in making such determination.

     SECTION 8. Fees and Out-of-Pocket Expenses. The Seller and Buyer shall each be liable for 50% of the fees of Escrow Agent, which shall be as described in Schedule A hereto and for 50% of all reasonable out-of-pocket expenses incurred by Escrow Agent in the performance of its duties under this Agreement. In the event Buyer or Seller for any reason fail to pay any such fees and expenses as and when the same are due, such fees and expenses shall be charged to and set off and paid from the Escrowed Funds by Escrow Agent; provided, however, that before undertaking any such setoff, Escrow Agent shall provide 30 days written notice to Buyer and Seller.

     SECTION 9. Disputes. If at any time Escrow Agent shall receive conflicting notices, claims, demands or instructions with respect to the Agreement, or if for any other reason it shall in good faith be unable to determine the party or parties entitled to receive the Escrowed Funds, Escrow Agent may refuse to make any payment and retain the Escrowed Funds in its possession until Escrow Agent shall have received instructions in writing concurred in by Seller and Buyer, or until directed by a final order of a court of competent jurisdiction or by the arbitrator if such matter was submitted to arbitration in accordance with the arbitration provisions contained in Section 10.10 of the Purchase Agreement, whereupon Escrow Agent shall make such disposition in accordance with such instructions or such order.

     SECTION 10. Resignation. Escrow Agent may resign at any time upon giving the Parties hereto 30 days’ notice to that effect. In such event the successor shall be such person, firm or corporation as shall be agreed to by the Parties. Such resignation shall not be effective until a successor agrees to act hereunder; provided, however, in the event no successor is appointed hereunder within 30 days of such notice, Escrow Agent may deliver the Escrowed Funds into a court of competent jurisdiction.

     SECTION 11. Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given (and shall be deemed to have been duly given upon receipt) if sent by overnight mail, registered mail or certified mail, postage prepaid, or by hand, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice).

If to Seller before June 30, 2005, to:

RAAM Limited Partnership
200 West Madison, Suite 3800
Chicago, IL 60606
Attention: President

If to Seller after June 30, 2005, to:

RAAM Limited Partnership
71 South Wacker Drive, 46th Floor
Chicago, IL 60606
Attention: President

If to Buyer, to:

Eagle ICC LLC
c/o Eagle Materials, Inc.
3811 Turtle Creek
Suite 1100
Dallas, TX 75219-4487
Attention: President

If to Escrow Agent, to:

JPMorgan Chase Bank
600 Travis Street, Suite 1150
Houston, Texas 77002
Attn:
Facsimile:
Telephone:

     SECTION 12. Binding Effect. This Agreement shall be binding on and shall inure to the benefit of the Parties and their respective successors and assigns.

     SECTION 13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding, however, (a) its choice of law rules and (b) the portions of the Texas Trust Code Sec. 111.001, et seq. of the Texas Property Code concerning fiduciary duties and liabilities of trustees. All of Escrow Agent’s rights hereunder are cumulative of any other rights it may have at law, in equity or otherwise. The Parties hereto agree that the forum for resolution of any dispute arising under this Escrow Agreement shall be Dallas County, Texas, and each of the Parties hereby consents, and submits itself, to the jurisdiction of any state or federal court sitting in Dallas County, Texas.

     SECTION 14. Counterparts. This Agreement shall be executed in counterparts and each such counterpart shall constitute an original document and all such counterparts shall constitute one and the same document. All signatures of the Parties to this agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

     SECTION 15. Consultation with Legal Counsel. Escrow Agent may consult with its counsel or other counsel satisfactory to it concerning any question relating to its duties or responsibilities hereunder or otherwise in connection herewith and shall not be liable for any action taken, suffered or omitted by it in good faith upon the advice of such counsel.

     SECTION 16. Funds Transfer. In the event funds transfer instructions are given (other than in writing at the time of execution of the Agreement), whether in writing, by telefax, or otherwise, Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated in Section 11, and Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Escrow Agent. The parties to this Agreement acknowledge that such security procedure is commercially reasonable.

     It is understood that Escrow Agent in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank, designated.

     SECTION 17. Tax Matters. Notwithstanding any other provision in this Agreement to the contrary, for all tax purposes, (a) Buyer shall treat itself as the owner of the Escrowed Funds, and (b) Seller shall report all income, if any, that is earned on, or derived from, the Escrowed Funds as its income in the taxable year or years in which such income may properly be included, and pay all taxes attributable thereto. Payments released to Seller shall be treated for all U.S. federal, state, and local income tax purposes as consisting of Purchase Price or interest.

     SECTION 18. Entire Agreement. This Agreement constitutes the entire agreement of the Parties as to the subject matter hereof and supersedes any prior oral or written agreements and understandings. This Agreement may be amended, or compliance with the terms hereof waived, only by a writing executed by each of the Parties. Escrow Agent (i) has not received a copy of, (ii) has not reviewed, (iii) is not a party to, and (iv) will not be held responsible under the terms of the Purchase Agreement.

     [Remainder of Page Intentionally Left Blank; Signature Page Follows]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement the day, month and year first above written.

ESCROW AGENT: JPMORGAN CHASE BANK
By:
Name:
Title:

SELLER: RAAM LIMITED PARTNERSHIP
By:	RJV Inc., its general partner

By:
Name:
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BUYER: EAGLE ICC LLC

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SCHEDULE A